Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact:

Mel Stephens

(248) 447-1624

Investor Contact:

Joel Elsesser

(248) 447- 5512

Lear Reports Record 2016 Results

SOUTHFIELD, Michigan, January 26, 2017 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today reported financial results for the fourth quarter and full year of 2016. Highlights include:

Fourth Quarter 2016

•	Sales of $4.6 billion, down 2% from a year ago; up slightly excluding the impact of foreign exchange and commodity prices

•	Net income of $230 million and adjusted net income of $270 million, compared to $235 million and $245 million, respectively, in the prior year

•	Record core operating earnings of $386 million, an increase of 7% from the prior year, with a record margin of 8.3%, up from 7.6% a year ago

•	Earnings per share of $3.24 and adjusted earnings per share of $3.80, up 6% and 19%, respectively, from the prior year

•	Acquired AccuMED, a specialty fabric manufacturer

Full Year 2016

•	Record sales of $18.6 billion, up 2% from a year ago; up 5% excluding the impact of foreign exchange and commodity prices

•	Net income of $975 million and adjusted net income of $1.026 billion, compared to $746 million and $844 million, respectively, in the prior year

•	Record core operating earnings of $1.535 billion, an increase of 17% from the prior year, with a record margin of 8.3%, up from 7.2% a year ago

•	Record earnings per share of $13.33 and adjusted earnings per share of $14.03, up 39% and 29%, respectively, from the prior year

•	Record net cash provided by operating activities and free cash flow of $1.6 billion and $1.1 billion, respectively

•	Entered into a strategic partnership with Tempronics for seat heating and cooling

•	Repurchased 5.8 million shares, or approximately 8% of the shares outstanding at the beginning of the year

“We just completed our most successful year ever, as the investments that we have made in our business are paying off. We achieved record performance in all key financial metrics, continued to improve our cost structure and strengthened our product capabilities. We also continued to reward our shareholders in 2016 with a 20% increase in our dividend, the purchase of nearly six million of our shares outstanding and a free cash flow yield of 11%,” said Matt Simoncini, Lear’s president and chief executive officer. “Over the last five years, we have delivered a total return to our shareholders of 250%,

(more)

twice the market average and more than any of our peers. Going forward, I believe that we are in the strongest overall competitive position in our history. We have a record sales backlog, and we are uniquely positioned to continue to deliver profitable growth and superior total shareholder returns.”

Fourth Quarter Financial Results

(in millions, except per share amounts)
	2016	2015
Reported –
Sales	$4,643.5	$4,724.6
Net income	$229.9	$235.3
Earnings per share	$3.24	$3.07

Adjusted (1) –
Core operating earnings	$385.6	$358.9
Adjusted net income	$270.1	$245.2
Adjusted earnings per share	$3.80	$3.20

In the Seating segment, sales were down 2% to $3.6 billion. Excluding the impact of foreign exchange and commodity prices, sales were flat, reflecting the addition of new business offset by decreased production volumes on key platforms. Segment earnings were $287 million or 8.0% of sales. Adjusted segment earnings were $297 million or 8.2% of sales. Adjusted margins improved 60 basis points from a year ago, reflecting favorable operating performance.

In the E-Systems segment, sales were flat at $1.0 billion. Excluding the impact of foreign exchange and commodity prices, sales increased 2%, reflecting the addition of new business and increased production volumes on key platforms. Segment earnings were $150 million or 14.4% of sales. Adjusted segment earnings were $154 million or 14.8% of sales. Adjusted margins improved 70 basis points from a year ago, reflecting the increase in sales and favorable operating performance.

In the fourth quarter of 2016, net cash provided by operating activities was $525 million, and free cash flow was $297 million.

Full Year 2016 Financial Results

(in millions, except per share amounts)
	2016	2015
Reported –
Sales	$18,557.6	$18,211.4
Net income	$975.1	$745.5
Earnings per share	$13.33	$9.59

Adjusted (1) –
Core operating earnings	$1,534.8	$1,310.2
Adjusted net income	$1,026.3	$843.9
Adjusted earnings per share	$14.03	$10.85

In the Seating segment, sales were up 2% to $14.4 billion. Excluding the impact of foreign exchange and commodity prices, sales increased 5%, reflecting the addition of new business. Segment earnings were $1,136 million or 7.9% of sales. Adjusted segment earnings were $1,175 million or 8.2% of sales. Margins increased 110 basis points from a year ago, reflecting the increase in sales and favorable operating performance.

In the E-Systems segment, sales were up 2% to $4.2 billion. Excluding the impact of foreign exchange and commodity prices, sales increased 5%, primarily reflecting the addition of new business and higher production volumes on key platforms. Segment earnings were $591 million or 14.1% of sales. Adjusted segment earnings were $619 million or 14.7% of sales. Margins improved 90 basis points from a year ago, reflecting the increase in sales and favorable operating performance.

For the full year 2016, net cash provided by operating activities was $1.619 billion, and free cash flow was $1.091 billion.

(1)	For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

Share Repurchase Program

During the fourth quarter of 2016, Lear repurchased approximately 801,000 shares of its common stock for a total of $101 million. As of the end of the fourth quarter, Lear had a remaining share repurchase authorization of $341 million, which expires on December 31, 2017, and reflects approximately 3% of Lear’s total market capitalization at current market prices.

Since initiating the share repurchase program in early 2011, Lear has repurchased approximately 41 million shares of its common stock for a total of $3.1 billion at an average price of $74.51 per share. This represents a reduction of approximately 39% of the Company’s shares outstanding at the time the program began.

AccuMED Acquisition

In December 2016, Lear acquired AccuMED, a privately-held developer and manufacturer of specialty fabrics. AccuMED was founded in 1974 and has headquarters in North Carolina with core manufacturing operations in the Dominican Republic. AccuMED has an experienced management team, modern facilities with a low-cost footprint and a reputation for superior quality and innovation. Strategically, AccuMED provides innovative fabric processing technology that will benefit Lear’s automotive fabric operations, and it adds critical mass to Lear’s existing non-automotive fabric products.

Full Year 2017 Financial Outlook

Lear’s 2017 financial outlook is based on industry vehicle production assumptions of 17.6 million units in North America, down 2% from the prior year, 22.6 million units in Europe and Africa, up 1% from the prior year, and 26.3 million units in China, up 3% from the prior year. Lear’s financial outlook is based on an average full year exchange rate of $1.05/Euro.

Sales in 2017 are expected to be approximately $19.5 billion, and core operating earnings are expected to be about $1.6 billion. Net cash provided by operating activities is estimated to be $1.6 billion, and capital spending is expected to be $550 million, resulting in free cash flow in excess of $1.0 billion.

The Company’s effective tax rate is expected to be approximately 26%. Adjusted net income is expected to be approximately $1.1 billion.

Pretax operational restructuring costs are estimated to be $65 million, and depreciation and amortization expense is estimated to be $385 million.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share), “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt and gains and losses on the disposal of fixed assets. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, excluding the settlement of accounts payable in conjunction with the acquisition of Eagle Ottawa, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.

Webcast Information

Lear will webcast a conference call to review the Company’s fourth quarter and full year 2016 financial results and related matters on January 26, 2017, at 8:00 a.m. Eastern Time, through the investor relations link at http://ir.lear.com/. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and will be available until February 9, 2017, with a Conference I.D. of 19652647.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; currency controls and the ability to economically hedge currencies; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; the costs, timing and success of restructuring actions; increases in the Company’s warranty, product liability or recall costs; risks associated with conducting business in foreign countries; the impact of regulations on the Company’s foreign operations; the operational and financial success of the Company’s joint ventures; competitive conditions impacting the Company and its key customers and suppliers; disruptions to the Company’s information technology systems, including those related to cybersecurity; the cost and availability of raw materials, energy, commodities and product components and the Company’s ability to mitigate such costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; impairment charges initiated by adverse industry or market developments; the Company’s ability to execute its strategic objectives; changes in discount rates and the actual return on pension assets; costs associated with compliance with environmental laws and regulations; developments or assertions by or against the Company relating to intellectual property rights; the Company’s ability to utilize its net operating loss, capital loss and tax credit carryforwards; global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies; the anticipated departure of the United Kingdom from the European Union; and other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented and updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2016, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation (NYSE: LEA) is one of the world’s leading suppliers of automotive seating and electrical distribution systems. Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 150,000 employees located in 37 countries. Lear currently ranks #154 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at http://www.lear.com or follow us on Twitter @LearCorporation.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

	Three Month Period Ended
	December 31, 2016	December 31, 2015
Net sales	$4,643.5	$4,724.6

Cost of sales	4,131.4	4,233.9
Selling, general and administrative expenses	165.0	139.7
Amortization of intangible assets	11.3	13.0
Interest expense	20.5	20.4
Other expense, net	7.2	8.2

Consolidated income before income taxes and equity in net income of affiliates	308.1	309.4
Income taxes	82.8	74.6
Equity in net income of affiliates	(23.2)	(18.1)

Consolidated net income	248.5	252.9
Net income attributable to noncontrolling interests	18.6	17.6

Net income attributable to Lear	$229.9	$235.3

Diluted net income per share attributable to Lear	$3.24	$3.07

Weighted average number of diluted shares outstanding	71.1	76.6

Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

	Twelve Month Period Ended
	December 31, 2016	December 31, 2015
Net sales	$18,557.6	$18,211.4

Cost of sales	16,455.5	16,391.6
Selling, general and administrative expenses	621.9	580.5
Amortization of intangible assets	53.0	52.5
Interest expense	82.5	86.7
Other expense, net	6.4	68.6

Consolidated income before income taxes and equity in net income of affiliates	1,338.3	1,031.5
Income taxes	370.2	285.5
Equity in net income of affiliates	(72.4)	(49.8)

Consolidated net income	1,040.5	795.8
Net income attributable to noncontrolling interests	65.4	50.3

Net income attributable to Lear	$975.1	$745.5

Diluted net income per share attributable to Lear	$13.33	$9.59

Weighted average number of diluted shares outstanding	73.1	77.8

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	December 31, 2016	December 31, 2015
ASSETS
Current:
Cash and cash equivalents	$1,271.6	$1,196.6
Accounts receivable	2,746.5	2,590.0
Inventories	1,020.6	947.6
Other	610.6	552.4

	5,649.3	5,286.6

Long-Term:
PP&E, net	2,019.3	1,826.5
Goodwill	1,121.3	1,053.8
Other	1,110.7	1,238.9

	4,251.3	4,119.2

Total Assets	$9,900.6	$9,405.8

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$8.6	$—
Accounts payable and drafts	2,640.5	2,504.4
Accrued liabilities	1,497.6	1,312.1
Current portion of long-term debt	35.6	23.1

	4,182.3	3,839.6

Long-Term:
Long-term debt	1,898.0	1,931.7
Other	627.4	616.8

	2,525.4	2,548.5

Equity	3,192.9	3,017.7

Total Liabilities and Equity	$9,900.6	$9,405.8

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2016	December 31, 2015
Net Sales
North America	$1,797.7	$1,970.1
Europe and Africa	1,676.4	1,728.8
Asia	1,002.0	921.3
South America	167.4	104.4

Total	$4,643.5	$4,724.6

Content per Vehicle [1]
North America	$410	$433
Europe and Africa	$302	$308

Free Cash Flow [2]
Net cash provided by operating activities	$525.4	$585.1
Capital expenditures	(228.0)	(158.1)

Free cash flow	$297.4	$427.0

Depreciation and Amortization	$94.8	$90.4

Core Operating Earnings [2]
Net income attributable to Lear	$229.9	$235.3
Interest expense	20.5	20.4
Other expense, net	7.2	8.2
Income taxes	82.8	74.6
Equity in net income of affiliates	(23.2)	(18.1)
Net income attributable to noncontrolling interests	18.6	17.6

Pretax income before equity income, interest and other expense	335.8	338.0
Restructuring costs and other special items -
Costs related to restructuring actions	13.5	20.2
Pension settlement charge	34.2	—
Acquisition and other related costs	1.3	—
Other	0.8	0.7

Core operating earnings	$385.6	$358.9

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$229.9	$235.3
Restructuring costs and other special items -
Costs related to restructuring actions	13.2	20.3
Pension settlement charge	34.2	—
Acquisition and other related costs	1.3	—
Other	0.6	0.7
Tax impact of special items and other net tax adjustments [3]	(9.1)	(11.1)

Adjusted net income attributable to Lear	$270.1	$245.2

Weighted average number of diluted shares outstanding	71.1	76.6

Diluted net income per share attributable to Lear	$3.24	$3.07

Adjusted earnings per share	$3.80	$3.20

[1]	Content per Vehicle for 2015 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Net Sales
North America	$7,523.6	$7,755.7
Europe and Africa	7,051.8	6,756.1
Asia	3,444.6	3,235.5
South America	537.6	464.1

Total	$18,557.6	$18,211.4

Content per Vehicle [1]
North America	$422	$443
Europe and Africa	$316	$314

Free Cash Flow [2]
Net cash provided by operating activities	$1,619.3	$1,271.1
Settlement of accounts payable in conjunction with acquisition of Eagle Ottawa	—	45.7
Capital expenditures	(528.3)	(485.8)

Free cash flow	$1,091.0	$831.0

Depreciation and Amortization	$378.2	$347.8

Diluted Shares Outstanding at end of Quarter [3]	70,641,105	76,093,303

Core Operating Earnings [2]
Net income attributable to Lear	$975.1	$745.5
Interest expense	82.5	86.7
Other expense, net	6.4	68.6
Income taxes	370.2	285.5
Equity in net income of affiliates	(72.4)	(49.8)
Net income attributable to noncontrolling interests	65.4	50.3

Pretax income before equity income, interest and other expense	1,427.2	1,186.8
Restructuring costs and other special items -
Costs related to restructuring actions	69.9	95.2
Pension settlement charge	34.2	—
Acquisition and other related costs	1.3	10.9
Acquisition-related inventory fair value adjustment	—	15.8
Other	2.2	1.5

Core operating earnings	$1,534.8	$1,310.2

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$975.1	$745.5
Restructuring costs and other special items -
Costs related to restructuring actions	69.6	97.2
Pension settlement charge	34.2	—
Acquisition and other related costs	1.3	10.9
Acquisition-related inventory fair value adjustment	—	15.8
Loss on redemption of bonds	—	14.3
(Gain) loss related to affiliate	(30.3)	1.8
Other	—	1.5
Tax impact of special items and other net tax adjustments [4]	(23.6)	(43.1)

Adjusted net income attributable to Lear	$1,026.3	$843.9

Weighted average number of diluted shares outstanding	73.1	77.8

Diluted net income per share attributable to Lear	$13.33	$9.59

Adjusted earnings per share	$14.03	$10.85

[1]	Content per Vehicle for 2015 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Calculated using stock price at end of quarter.
[4]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except margins)

	Three Months Ended
	December 31, 2016	December 31, 2015
Adjusted Segment Earnings

Seating
Net sales	$3,601.0	$3,678.7

Segment earnings	$287.2	$262.2
Costs related to restructuring actions	10.2	16.5
Other	(0.7)	—

Adjusted segment earnings	$296.7	$278.7

Adjusted segment margins	8.2%	7.6%

E-Systems
Net sales	$1,042.5	$1,045.9

Segment earnings	$149.8	$142.9
Costs related to restructuring actions	3.3	4.4
Other	1.3	0.5

Adjusted segment earnings	$154.4	$147.8

Adjusted segment margins	14.8%	14.1%

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Adjusted Segment Earnings

Seating
Net sales	$14,356.7	$14,098.5

Segment earnings	$1,136.0	$907.0
Costs related to restructuring actions	43.9	69.0
Acquisition and other related costs	—	2.3
Acquisition-related inventory fair value adjustment	—	15.8
Other	(4.7)	0.1

Adjusted segment earnings	$1,175.2	$994.2

Adjusted segment margins	8.2%	7.1%

E-Systems
Net sales	$4,200.9	$4,112.9

Segment earnings	$591.3	$554.4
Costs related to restructuring actions	23.1	14.0
Other	4.9	0.6

Adjusted segment earnings	$619.3	$569.0

Adjusted segment margins	14.7%	13.8%